Stem Cell Therapy for Chronic Lumbar Disc Disease: Phase 2 Clinical Safety and Feasibility Data of Intradiscal Injections of Hypoxic Cultured Mesenchymal Stem Cells

Francisco Silva[1], Jason Lipetz[2]
[1]BioRestorative Therapies, Melville, NY, [2]Northwell Health Spine, East Meadow, NY
Disclosure: Francisco Silva, Jason Lipetz own equity in BioRestorative Therapies

INTRODUCTION: Chronic lumbar disc disease (cLDD) is a common, often confounding problem for patients and physicians. In the United States (U.S.), at least 80% of adults experience at least one episode of lower back pain during their lifetime. Low back pain is the most common cause of disability among Americans between 45 and 65 years of age and imposes the highest economic burden on the U.S. healthcare system. The standard of care for treating cLDD involves conservative non-surgical approaches or surgical interventions that target symptomatic relief and musculoskeletal stabilization. Currently, there is no clinical therapy targeting the reversal of disc degeneration or that addresses intervertebral disc cell homeostasis. Hypoxic culturing of mesenchymal stem cells (MSCs) produces many desirable biological effects that may impact the therapeutic activity of the MSCs post-transplant into the limited nutrient, low oxygen tension microenvironment of the degenerative disc. The use of this cell-based biologic for treating cLDD is a promising therapeutic strategy, due to their *ex vivo* hypoxic engineering and known orthobiologic, immuno-modulatory and anti-inflammatory properties. Here we report early blinded clinical safety and feasibility data in subjects (n=4) treated as part of the safety run-in cohort in a Phase 2 trial to targeting cLDD (NCT04042844).

METHODS: An ongoing Phase 2, double-blind randomized, saline-controlled, multicenter study designed to evaluate the safety and efficacy of a single intradiscal injection of autologous hypoxic cultured mesenchymal stem cells (hMSCs) combined with autologous platelet lysate in subjects with single disc chronic lumbar disc disease (cLDD) with 12-month safety and efficacy and 24- [redacted]


HYPOXIA
NP Cellularity
Notochord/Chondrocyte Cells
Sox9,ACAN,BGLAP,ALPL,KRT1
Vasculogenesis &
Angiogenesis
VEGF,FGF1,TGFB1,MDK
Inflammation & Poorly
Immunogenic
SFN,TNFAIP6,Low
Tissue Remodeling &
Regeneration
SFN,DES,ACAN,TIMP